EXHIBIT H


                       FORM OF NOTICE OF PROPOSED TRANSACTIONS


          SECURITIES AND EXCHANGE COMMISSION

          (Release No. 35-     )
                          -----

          Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

          December   , 1998
                   --

               Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

               Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their
          views in writing by January   , 1999 to the Secretary, Securities
                                      --
          and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in
          the matter.  After January   , 1999, the application(s) and/or
                                     --
          declaration(s), as filed or as amended, may be granted and/or permitted to become effective.


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          AMEREN CORPORATION, ET AL.         (70-       )
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               Ameren Corporation ("Ameren") is a registered holding
          company under the Act whose principal business address is at 1901 Chouteau Avenue, St. Louis, Missouri 63103.1 Ameren's wholly-owned public-utility subsidiaries are Union Electric Company ("Union Electric") and Central Illinois Public Service Company

          -----------------

          1. See Ameren Corporation, et al., Holding Company Act Release No. 26809 (December 30, 1997) (the "Merger Order").


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          ("CIPS," and, with Union Electric, the "Operating Companies").
          Ameren's non-utility subsidiaries include Ameren Development Company ("Ameren Development"), which engages directly and indirectly through other subsidiaries, including Ameren ERC, Inc., in various energy-related businesses; Ameren Energy, Inc. ("Ameren Energy"), which engages in brokering and marketing of energy commodities and services; Union Electric Development Corporation ("UEDC"), a subsidiary of Union Electric that is engaged directly and through other subsidiaries in various energy-related and non-utility businesses; and CIPSCO Investment Company ("CIC"), a subsidiary of CIPS that manages various non-utility investments for CIPS.

               The above-named companies (collectively, the "Applicants") are requesting authority for various transactions, as described below, relating to the acquisition and formation of new subsidiaries by Ameren Development to facilitate investments by Ameren in "exempt wholesale generators" ("EWGs"), as defined in
          Section 32 of the Act, exempt "foreign utility companies" ("FUCOs"), as defined in Section 33 of the Act, and "exempt telecommunications companies" ("ETCs"), as defined in Section 34 of the Act (collectively, "Exempt Subsidiaries"), "energy-related companies" acquired pursuant to Rule 58 ("Rule 58 Subsidiaries"), and certain other specified categories of non-utility subsidiaries; the issuance of guarantees by Ameren Development and its subsidiaries on behalf of other subsidiaries; the sale of goods and services between subsidiaries of Ameren; the payment of dividends from capital and unearned surplus; and hedging of interest rates on anticipatory debt offerings.

               Ameren currently does not own an interest in any EWG or FUCO. Its "aggregate investment" in Rule 58 Subsidiaries at September 30, 1998, was $11.9 million, or about .2% of Ameren's consolidated capitalization.

               Specifically, Ameren and its subsidiaries request authority for each of the following transactions for the period through December 31, 2003 (the "Authorization Period"): (i) Ameren Development requests authority to engage in preliminary development activities ("Development Activities") relating to potential investments in Exempt Subsidiaries, Rule 58 Subsidiaries and other types of non-utility business activities and administrative and management activities ("Administrative Activities") associated with such investments and businesses;
          (ii) Ameren and/or Ameren Development request approval to acquire the securities of one or more Intermediate Subsidiaries, Special-Purpose Subsidiaries, and Financing Subsidiaries, as more fully described below (collectively, "Non-Exempt Subsidiaries"); (iii) To the extent not exempt under the Act and rules thereunder, UEDC and CIC and their respective subsidiaries request authorization to transfer, by sale, distribution, or otherwise, investments in the securities or assets of some or all of the existing non-utility businesses of UEDC and CIC to Ameren Development or any direct or indirect subsidiary of Ameren Development, and Ameren, Ameren Development and any existing or future Non-Exempt Subsidiary request approval to contribute such securities or assets so acquired to other existing or newly created subsidiaries of such companies; (iv) To the extent not exempt pursuant to Rules 52 and 45(b), Ameren Energy, CIC, Ameren Development and any existing or future, direct or indirect, Rule 58 Subsidiary or Non-Exempt Subsidiary of any of the foregoing request authority to provide guarantees and other forms of credit support from time to time through the Authorization Period in respect of the obligations of any other direct or indirect non-utility subsidiary of Ameren in an aggregate principal amount at any one time outstanding not to exceed $300 million; (v) As permitted by Rule 87(b)(1), Ameren Energy, CIC, Ameren Development and any existing or future Rule 58 Subsidiary or Non-Exempt Subsidiary owned, directly or indirectly, by any of the foregoing intend to provide services and sell goods to each other and to Exempt Subsidiaries, and request authority to perform such services and sell such goods at fair market prices, without regard to "cost," as determined in accordance with Rules 90 and 91, subject to certain limitations proposed in the application-declaration; (vi) The Operating Companies request authority to provide services at "cost" in accordance with Rules 90 and 91 to Ameren Development or any existing or future subsidiary of Ameren Development, provided that, in accordance with Rule 53(a), no more than 2% of the employees of such companies shall render services, at any one time, to any EWGs or FUCOs in which Ameren directly or indirectly holds an interest; (vii) Ameren Development requests authority on behalf of current and future Rule 58 Subsidiaries (including Ameren Energy) and Special-Purpose Subsidiaries to offer goods and services both within and outside the United States, subject to a request that the Commission reserve jurisdiction over the sale of certain goods and services outside the United States; (viii) Ameren Energy requests authority to act as agent for or otherwise render power marketing and brokering services to Ameren Services and/or the Operating Companies at cost; (ix) Ameren Energy requests authority to expend up to $400 million to construct or acquire facilities, equipment and other property ("Energy Assets") that are incidental and related to its business as an electricity and energy commodities marketer and broker, or to acquire the securities of one or more existing or new companies substantially all of whose physical properties consist or will consist of Energy Assets, provided that the acquisition and ownership of such Energy Assets would not cause Ameren Energy or any subsidiary of Ameren Energy to be or become an "electric utility company" or "gas utility company," as defined in Sections 2(a)(3) and 2(a)(4), respectively; (x) Ameren Development and each current and future Rule 58 Subsidiary and Non-Exempt Subsidiary request authority to declare and pay dividends out of capital and unearned surplus, to the extent permitted by applicable law, such companies' organizational documents, and the terms of any financing documents to which any of such companies may be a party; (xi) Ameren Development and each current and future Rule 58 Subsidiary and Non-Exempt Subsidiary request authority to enter into "anticipatory" interest rate hedges, subject to certain restrictions described in the application-declaration;
          (xii) To the extent not exempt under the Act and rules thereunder, Ameren Development and each current and future Rule 58 Subsidiary and Non-Exempt Subsidiary request authority to contribute, sell, distribute, assign or otherwise transfer, and to acquire, existing assets or securities or interests in other businesses of such companies to each other in connection with any future internal reorganizations.

               "Intermediate Subsidiaries" would be organized exclusively for the purpose of acquiring and holding the securities of other direct or indirect subsidiaries of Ameren Development, provided that Intermediate Subsidiaries may also engage in Development Activities and Administrative Activities. "Financing Subsidiaries" would be formed exclusively for the purpose of issuing securities to investors other than Ameren in order to finance, in whole or in part, Ameren's direct or indirect acquisitions of Exempt Subsidiaries and Rule 58 Subsidiaries. Special-Purpose Subsidiaries may be organized to engage in (a) any of the businesses or activities that UEDC or CIC are currently authorized to engage in under the terms of the Merger Order and which would not otherwise qualify as permitted or exempt businesses under Rule 58 or Section 34, as the case may be; (b) offering and servicing of customer financing for purchases of home and business heating, cooling, and energy conservation and management equipment, services and supplies; (c) preliminary development activities, operations and maintenance, construction and construction management, fuel procurement and other types of services for or on behalf of Ameren Development and its direct and indirect subsidiaries; (d) marketing of bill payment protection insurance; (e) the offering of economic development services to expanding or relocating businesses; (f) the offering of customer goodwill and retention programs; and (g) the marketing of power outage insurance.

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               For the Commission, by the Division of Investment
          Management, pursuant to delegated authority.


                                             Jonathan G. Katz
                                             Secretary